Appendix

ANIXTER INTERNATIONAL INC.

2010 STOCK INCENTIVE PLAN1

1. PURPOSE AND EFFECTIVE DATE. Anixter International Inc. (the “Company”) has established this 2010 Stock Incentive Plan (the “Plan”) to facilitate the attraction, retention and continued motivation of employees, directors and consultants and to align more closely their interests with those of the Company and its stockholders. The effective date of the Plan shall be the date it is approved by the Company’s stockholders.

2. ADMINISTRATION. The Plan shall be administered by the Compensation Committee of the Company’s Board of Directors, such other Board committee as the Board may designate, or by the Board itself (the “Committee”). The Committee shall be comprised of at least three members of the Board who satisfy the “non-employee director” definition set forth in Rule 16b-3 under the Securities Exchange Act of 1934, the “outside director” definition under Section 162(m) of the Internal Revenue Code and the regulations thereunder and the “independent director” definition under the rules of The New York Stock Exchange. The Committee has the authority and responsibility for the interpretation, administration and application of the provisions of the Plan, and the Committee’s interpretations of the Plan, and all actions taken by it and determinations made by it shall be binding on all persons. The Committee may, subject to the provisions of the Plan, establish such rules and regulations as it deems necessary or advisable for the proper administration of the Plan. No Board or Committee member shall be liable for any determination, decision or action made in good faith with respect to the Plan.

3. SHARES SUBJECT TO PLAN.

(a) A total of 1,800,000 shares of Common Stock of the Company (“Shares”) may be issued pursuant to the Plan. The Shares may be authorized but unissued Shares or Shares reacquired by the Company and held in its treasury. If there is a lapse, forfeiture, expiration, termination or cancellation of any award made under the Incentive Plan for any reason, the Shares subject to the award will again be available for issuance. However, if any award is settled for cash, or if any portion of an award or any Shares subject to an award are delivered to the Company by a participant, or withheld by the Company on behalf of a participant, as payment for an award or payment of withholding taxes due in connection with an award, they will no longer be available for issuance, and all Shares to which the award relates will count toward the number of Shares issued under the Incentive Plan. In the event of any reorganization, stock split, stock distribution, merger, consolidation, split-up, spin-off, combination, change in the capital structure of the Company, payment of any extraordinary dividend or similar corporate transaction, the Committee or the Board shall make adjustments as it deems appropriate to preserve the benefits of the Incentive Plan and awards granted under the Incentive Plan

[1]	This copy of the 2010 Stock Incentive Plan reflects the two amendments made to the Plan since the Plan was last approved by stockholders on May 11, 2010, including the Second Amendment to the Plan which is discussed in Proposal 3 of the Proxy Statement for the 2014 fiscal year. This Appendix does not form part of the Proxy Statement but is being filed with the Securities and Exchange Commission as an appendix pursuant to Rule 14a-101, Item 10.

(b) The maximum number of Shares as to which a participant in the Plan can receive stock options or stock appreciation rights in any calendar year is 400,000. Stock options and stock appreciation rights may not be granted with a term longer than 10 years. No person may be granted, in any calendar year, performance based awards (other than stock options or stock appreciation rights) covering more than 400,000 Shares or, in the event the award is settled in cash, an amount equal to the fair market value of such Shares on the date on which the award is settled. The maximum number of Shares that may be subject to incentive stock options is 1,800,000.

(c) In the event of any reorganization, recapitalization, stock split, stock distribution, merger, consolidation, split-up, spin-off, combination, subdivision, consolidation or exchange of shares, any change in the capital structure of the Company, any payment of an extraordinary dividend or any similar corporate transaction, the Committee shall make such adjustments as it deems appropriate, in its sole discretion, to preserve the benefits or intended benefits of the Plan and awards granted under the Plan. Such adjustments may include: (i) adjustment in the number and kind of Shares reserved for issuance under the Plan; (ii) adjustment in the number and kind of Shares covered by outstanding awards; (iii) adjustment in the exercise price of outstanding stock options or stock appreciation rights, or the price of other awards under the Plan; (iv) adjustments to any of the Share limitations set forth above; and (v) any other changes that the Committee determines to be equitable under the circumstances.

4. ELIGIBILITY. Any employee, officer, nonemployee director, or consultant of the Company and its subsidiaries is eligible to receive an award under the Plan. The Committee will determine annually the persons within these categories to whom grants will be made and the amounts of such grants. The Committee may condition eligibility under the Plan or participation under the Plan, and any grant or exercise of an award under the Plan on such conditions, limitations or restrictions as the Committee determines to be appropriate for any reason.

5. AWARDS. The Committee may grant awards under the Plan to eligible persons in the form of stock options (including incentive stock options within the meaning of Section 422 of the Code), stock grants, stock units, restricted stock, restricted stock units, stock appreciation rights, performance shares and units and dividend equivalent rights, and shall establish the number of Shares subject to each such award and the terms thereof, subject to the following:

(a) All awards granted under the Plan shall be evidenced by agreements in such form and containing such terms and conditions not inconsistent with the Plan as the Committee shall prescribe.

(b) The exercise price of any option or stock appreciation right shall not be less than the fair market value of a corresponding number of Shares as of the date of grant.

(c) The Committee may, in its discretion, provide that any award granted under the Plan shall be subject to the attainment of performance goals. Performance goals may be based, on Committee discretion, on one or more business criteria including, but not limited to (i) measures of earnings or income (e.g., earnings per share, operating earnings, net earnings, pre-tax earnings, earnings before interest, taxes, depreciation and amortization, operating income, net income); (ii) return measures (e.g., return on equity, return on assets, return on invested capital, return on tangible capital); (iii) cash flow metrics (e.g., free cash flow, operating cash flow, cash flow return on equity, cash flow return on investment); (iv) share price metrics (e.g., total share return, stock price, stock price growth); and (v) margin measures (e.g., gross margins, operating margins). Performance goals can be expressed in absolute terms or in terms of year over year growth or reference to a peer group or index. In addition, performance goals may be adjusted for any events or occurrences (including acquisition expenses, extraordinary charges, losses from discontinued operations, restatements and accounting charges, restructuring expenses, asset write-downs, administrative costs associated with debt and equity refinancing, litigation or claims, judgments or settlements, effect of changes in tax laws and foreign exchange gains and losses), as may be determined by the Committee. With respect to each performance period established by the Committee, the Committee shall establish such performance goals relating to one or more of the selected business criteria and targets for participants for achievement of performance goals. The performance goals and performance targets established by the Committee may be identical for all participants for a given performance period or, at the discretion of the Committee, may differ among participants. Following the completion of each performance period, the Committee shall determine the extent to which performance goals for that performance period have been achieved and shall authorize the award of Shares or cash, as applicable, to the participant for whom the targets were established, in accordance with the terms of the applicable award agreements.

(d) No option or stock appreciation right may be repriced by amendment, substitution or cancellation and regrant. Adjustments pursuant to Section 3(c) above shall not be considered repricing.

(e) No dividends or dividend equivalents will be paid with respect to performance based awards prior to the time those awards vest.

6. CHANGE IN CONTROL. Upon a Change in Control (as defined below), any and all awards granted under the Plan that are outstanding as of the date immediately prior to the date of the Change in Control shall become immediately and fully vested and exercisable. For purposes of the Plan, Change in Control means the following:

(a) Any individual, entity or group (a “Person”), including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), acquires beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 50% or more of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company or (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company;

(b) Individuals who, as of the date the Committee approved the First Amendment to the Plan, constitute the Board (the “Incumbent Board”) cease for reason to constitute at least a majority of such Board; provided, however, that any individual who becomes a director of the Company subsequent to the date the Committee approved the First Amendment to the Plan whose election, or nomination for election by the Company’s shareholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed to have been a member of the Incumbent Board; and provided further, that no individual who was initially elected as a director of the Company as a result of an actual or threatened solicitation by a Person other than the Board for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall be deemed to have been a member of the Incumbent Board;

(c) Any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person) assets from the Company that have a total “Gross Fair Market Value” (which term, as used herein means the value of assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets) equal to or more than 51% of the total Gross Fair Market Value of all of the Company immediately before such acquisition or acquisitions; or

(d) There is consummated a reorganization, merger or consolidation or similar form of corporate transaction involving the Company that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), that results in the Outstanding Voting Securities immediately prior thereto representing (either by remaining outstanding or by being converted into voting securities of the surviving entity) less than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such Business Combination.”

7. RIGHT OF RECOUPMENT. With respect to the Company’s executive officers and such other participants as the Committee may designate from time to time:

(a) If the financial results of the Company for its fiscal year immediately preceding the date on which an award is granted are restated and the Committee determines, in its sole discretion, that (i) a participant engaged in conduct that caused or partially caused the need for the restatement and (ii) a lesser award would have been made to the participant under the Plan based on the restated financial results then (A) the Company shall have the right to recoup from the participant the amount of any overpayment of compensation attributable to the award or such other amount, up to the full compensation realized by the participant with respect to the award, as the Committee determines, in its sole discretion, based on its review of the relevant facts (“Recoupment Amount”) and (B) the Company shall have the right to effect such recoupment by (I) cancelling any unvested award held by the participant, (II) to the extent permitted by law, offsetting such recoupment against any obligation of the Company to the participant, or (III) demanding repayment from the participant. In the event that a restatement impacts more than one fiscal year, the Company may exercise this recoupment right with respect to each fiscal year that is subject to restatement. This recoupment right shall be a separate contract right enforceable by the Company against the participant and shall be in addition to, and not in substitution for, any and all other rights or remedies that the Company may have against the participant with respect to the participant’s conduct and the restatement, including any right the Company may have under Section 304 of the Sarbanes-Oxley Act of 2002. The Company shall also be entitled to interest on the Recoupment Amount at a reasonable rate of interest and reimbursement of all costs of collection.

(b) The Committee may, at its discretion, specify in an award agreement that a participant’s rights, payments and benefits with respect to an award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain other specified events.

8. AMENDMENT OF THE PLAN. The Committee may from time to time suspend, terminate, revise or amend the Plan or the terms of any grant in any respect whatsoever without the approval of the stockholders of the Company, unless such approval is required by applicable law, regulation or rule of any stock exchange on which the shares are listed.

9. APPLICABLE LAW. The Plan shall be governed by the laws of the State of Delaware, without regard to the conflict of law provisions of any state, and in the case of incentive stock options, Section 422 of the Internal Revenue Code.

10. TERM OF PLAN. No awards shall be granted under the Plan on or after the 10th anniversary of the Plan’s effective date (or, in the case of awards of incentive stock options, the 10th anniversary of the Plan’s adoption date, if earlier).